SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C.  20549


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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of earliest event
  reported:  December 6, 1994


                    THE CONTINENTAL CORPORATION
             (Exact name of registrant as specified in its charter)
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    New York            1-5686                  13-2610607
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(State of        (Commission File Number)       (IRS Employer
Incorporation)                                  Identification No.)



180 Maiden Lane       New York, New York        10038
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(Address of principal executive offices)      (Zip Code)


                        (212) 440-3000
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                (Registrant's telephone number)


                               Page 1 of 303 Pages

                            Exhibit Index on Page 5


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Item 2.        Acquisitions or Dispositions of Assets.
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     On December 6, 1994, The Continental Corporation (the "Company") entered into a merger agreement under which CNA Financial Corporation ("CNA Financial") will acquire the Company through a merger with a wholly-owned CNA subsidiary. Under the merger agreement, holders of Continental common stock will receive $20 per share in cash. The proposed transaction is subject to satisfaction of certain conditions, including approval by the Company's shareholders, regulatory approvals and expiration of the Hart-Scott-Rodino waiting period, and is required to be consummated prior to December 31, 1995. Completion of the proposed transaction is expected in the first half of 1995.

     Under a separate agreement, CNA has agreed to invest $275 million in the Company. The capital investment by CNA, which is expected to be completed on or before December 12, 1994, takes the place of an investment in the Company under a previously announced agreement with Insurance Partners L.P. The Company has terminated the Insurance Partners agreement and, as provided in the Insurance Partners agreement, will pay a termination fee to Insurance Partners not exceeding 1-7/8% of the aggregate merger consideration plus expenses not exceeding $10 million.

     Under the investment agreement, CNA will acquire for cash $200 million in liquidation value of two series of 9.75% non-convertible preferred stock, redeemable under certain circumstances at a price reflecting any increase in the per share price of the Company's common stock over $15.75. CNA will also receive an option to acquire $125 million in liquidation preference of another series of 9.75% non-convertible preferred stock. The option and its underlying preferred stock will be redeemable under certain circumstances at a price reflecting any increase in the per share price of the common stock over $17.75. The 9.75% preferred stock will mature in 40 years, with a right of the holders to require redemption in 15 years, and may be redeemed by Continental under certain circumstances. In addition, CNA will acquire for cash $75 million in liquidation value of a series of 12% non-convertible preferred stock, maturing in 10 years and redeemable under certain circumstances. If the merger is not completed,


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
CNA may, subject to regulatory approvals, exchange approximately $165 million of the 9.75% preferred stock for another series of preferred stock that would be convertible into approximately 19% of the Company's currently outstanding common shares. Subject to adjustment, the conversion price would be $15.75. Following such exchange, CNA would be entitled to nominate up to four directors to serve on Continental's board. CNA would also be subject to certain standstill agreements and restrictions on transfer.

          The merger agreement and securities purchase agreement are filed as exhibits and this discussion is qualified in its entirety by reference to those exhibits.

                                     *  *  *

Item 7.   Exhibits


Exhibit 2(a) Agreement and Plan of Merger, dated as of December 6, 1994, by and among The Continental Corporation, CNA Financial Corporation and Chicago Acquisition Corp. (Annex A, Securities Purchase Agreement, filed as Exhibit 10(b)).

Exhibit 10(a)  (Filed as Exhibit 2(a).)

Exhibit 10(b) Securities Purchase Agreement, dated as of December 6, 1994, between The Continental Corporation and CNA Financial Corporation, with Schedule 1 and Exhibits A through D.

                                     *  *  *


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
                                    SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 9, 1994


                           THE CONTINENTAL CORPORATION

                           By /s/ William F. Gleason, Jr.
                             -------------------------
                              William F. Gleason, Jr.
                              Senior Vice President,
                                General Counsel and
                                Secretary


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


                                  Exhibit Index

                                                                    Sequentially
                                                                        Numbered
                                                                            Page
                                                                    ------------

Exhibit 2(a) Agreement and Plan of Merger, dated as of December 6, 1994 by, and among The Continental Corporation, CNA Financial Corporation and Chicago Acquisition Corp. (Annex A, Securities Purchase Agreement, filed as Exhibit 10(b).)

Exhibit 10(a)  (Filed as Exhibit 2(a).)

Exhibit 10(b) Securities Purchase Agreement, dated as of December 6, 1994, between The Continental Corporation and CNA Financial Corporation, a Delaware corporation, with Schedule 1 and Exhibits A through D.


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